Exhibit E

Lattice Group plc

Group balance sheet
at March 31, 2003
	£m	$m
Fixed assets
Intangible assets	27	43
Tangible assets	7,988	12,621
Investments in joint ventures
- Share of gross assets	2	3
- Share of gross liabilities	-	-
- Share of net assets	2	3
Other investments	2	3
Total investments	4	6
	8,019	12,670

Current assets
Stocks	82	130
Debtors (amounts falling due within one year)	533	842
Current asset investments	233	368
Cash at bank and in hand	25	40
	873	1,380

Creditors (amounts falling due within one year)
Borrowings	(742)	(1,172)
Other creditors	(1,854)	(2,929)
	(2,596)	(4,101)

Net current assets	(1,723)	(2,722)

Total assets less current liabilities	6,296	9,948

Creditors (amounts falling due after more than one year)
Other borrowings	(5,552)	(8,773)
Other creditors	(981)	(1,550)
	(6,533)	(10,323)

Provisions for liabilities and charges	(1,768)	(2,794)

Net assets employed	(2,005)	(3,168)

Capital and reserves
Called up share capital	361	570
Share premium account	3	5
Other reserves	(5,718)	(9,034)
Profit and loss account	3,349	5,291
	(2,005)	(3,168)

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	(2,005)	(3,168)

Adjustments to conform with US GAAP
Deferred taxation	(1,824)	(2,882)
Pensions	(1,005)	(1,588)
Shares held by employee share trusts	(2)	(3)
Fixed assets - impact of Lattice purchase accounting and replacement expenditure	7,243	11,443
Financial instruments	(135)	(213)
Recognition of income	(16)	(25)
Goodwill - purchase of Lattice	3,829	6,050
Restructuring - purchase of Lattice	(6)	(9)

Total US GAAP adjustments	8,084	12,773

Equity shareholders' funds under US GAAP	6,079	9,605

The balance sheet is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2002 of $1.58 =£1

Lattice Group plc

Group cash flow statement
for the year ended March, 31 2003

£m	$m

Net cash inflow from operating activities before exceptional items	1,488	2,351
Expenditure relating to exceptional items	(226)	(357)
Net cash inflow from operating activities	1,262	1,994

Dividends from joint ventures	-	-

Returns on investments and servicing of finance
Interest received	33	52
Interest paid	(421)	(665)

Net cash outflow for returns on investments and servicing of finance	(388)	(613)

Taxation
Corporate tax paid	(93)	(147)

Capital expenditure
Payments to acquire tangible fixed assets	(804)	(1,270)
Receipts from disposals of tangible fixed assets	107	169

Net cash outflow for capital expenditure	(697)	(1,101)

Acquisitions and disposals
Payments to acquire investments	(39)	(62)
Receipts from disposal of investments	92	146

Net cash outflow for acquisitions and disposals	53	84

Equity dividends paid	(689)	(1,089)

Net cash outflow before management of liquid resources and financing	(552)	(872)

Management of liquid resources
Decrease in short term deposits	1	2

Net cash inflow from the management of liquid resources	1	2

Financing
Issue of ordinary shares	3	5
Increase in borrowings	(63)	(100)
Movement in intercompany	643	1,015

Net cash inflow from financing	583	920

Movement in cash and overdrafts	32	50

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	793	1,253
Net cash used in investing activities	(217)	(343)
Net cash used in financing activities	(686)	(1,083)
Net decrease in cash and cash equivalents	(110)	(173)
Cash and cash equivalents at merger	368	581

Cash and cash equivalents at end of year	258	408

Cash and investments per balance sheet	258	408

Cash and cash equivalents	258	408

The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2002 of $1.58 =£1.

Lattice Group plc

Group Profit and loss account
for the year ended March 31, 2003

	£m	$m

Group turnover
- continuing operations	3,150	4,977
- discontinued operations	37	58
	3,187	5,035

Operating costs	(2,640)	(4,171)

Operating profit of Group undertakings
- continuing operations	747	1,180
- discontinued operations	(200)	(316)
	547	864

Share of joint ventures' and associate's operating loss - discontinued operations	(2)	(3)

Operating profit
- Before exceptional items and goodwill amortisation	922	1,457
- Exceptional items - continuing operations	(207)	(327)
- Exceptional items - discontinued operations	(174)	(275)
- Goodwill amortisation	4	6
Total operating profit	545	861

Merger costs - comtinuing operations	(47)	(74)
Profit on disposal of tangible fixed assets - continuing operations	45	71
Loss on sale or termination of operations - discontinued operations	(68)	(107)
Net interest	(399)	(631)

Profit on ordinary activities before taxation	76	120
Taxation	(83)	(131)

Profit on ordinary activities after taxation	(7)	(11)
Minority interests	1	2

Profit for the year	(6)	(9)

Dividends	(500)	(790)

Loss transferred from profit and loss reserve	(506)	(799)

Reconciliation of net income to US GAAP

Net loss under UK GAAP	(6)	(9)

Adjustments to conform with US GAAP
Elimination of Lattice pre-acquisition results, measured under UK GAAP	293	463
Deferred tax	(30)	(47)
Pensions	16	25
Share option schemes	(19)	(30)
Fixed assets - purchase of Lattice	(169)	(268)
Replacement expenditure	166	262
Financial instruments	75	119
Severance and integration costs	(27)	(43)
Recognition of income	(8)	(13)
Restructuring - purchase of Lattice	46	73

Total US GAAP adjustments	343	541

Net income under US GAAP	337	532

The profit and loss account is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on an average exchange rate of $1.58 =£1

	Lattice Group plc

	Group profit and loss reserve
	for the year ended March 31, 2003
				1.58
		£m		$m

	At April 1, 2002	4,463		7,052

	Prior year adjustment to account for deferred tax on an undiscounted basis	(605)		(956)

	Exchange adjustments	(2)		(3)

	Transfer between reserves on issue of certain shares under share option schemes	(1)		(2)

	Retained loss for the year	(506)		(800)

	At March 31, 2003	3,349		5,291

Reconciliation of Group profit and loss reserve to retained earnings under US GAAP

	Group profit and loss reserve under UK GAAP at March 31, 2003	3,349		5,291

Less:	Pre-merger reserves	(3,563)		(5,629)
	Post acquisition US GAAP adjustments - profit and loss account	50		79
	Post acquisition US GAAP adjustments - OCI	(389)		(615)
	Transfer between reserves on issue of certain shares under share option schemes	1		2

	Accumulated losses under US GAAP at March 31, 2003	(552)	*	(872)	*

	* Includes cumulative other comprehensive losses of £(389)m ($615m)

The profit and loss reserve is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.58 =£1